FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
April 23, 2013	Vito S. Pantilione, President and CEO
John Hawkins, Senior Vice President, CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 10% STOCK DIVIDEND

Washington Township, New Jersey - April 23, 2013.  Parke Bancorp, Inc. (the “Company”) (Nasdaq: “PKBK”), the bank holding company of Parke Bank, today announced that the Company’s Board of Directors had declared a 10% stock dividend.  The stock dividend is payable on May 17, 2013, to stockholders of record as of May 7, 2013.

Vito S. Pantilione, President of the Company, stated that the Board of Directors “was pleased to declare this dividend as another method to increase shareholder value in the Company and also increase the liquidity of the stock.  As a result of the Board’s action today, the outstanding shares of the Company’s common stock will increase by approximately 541,612 shares, from 5,416,124 shares outstanding to 5,957,736 shares outstanding.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.